Exhibit 11
                           FEDERATED SERVICES COMPANY
                            Federated Investors Tower
                               1001 Liberty Avenue
                       Pittsburgh, Pennsylvania 15222-3775

                                  June 24, 1998

The Directors of
Federated Total Return Series, Inc.
1001 Liberty Avenue
Federated Investors Tower
Pittsburgh, PA  15222-3779

Gentlemen:

      Federated Total Return Series, Inc., a Maryland Corporation (the "Corporation"), proposes to issue shares of common stock representing interests in a separate portfolio of securities known as Federated Total Return Bond Fund (such shares of common stock being herein referred to as "Shares") in connection with the acquisition of the assets of Federated Bond Index Fund, a portfolio of Federated Investment Trust, pursuant to the Agreement and Plan of Reorganization dated June 25, 1998 ("Agreement"), filed as an exhibit to the registration statement of the Corporation filed on Form N-14 (Securities Act of 1933 Number to be assigned) under the Securities Act of 1933 as amended ("N-14 Registration").

      As counsel, I have participated in the organization of the Corporation, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and its N-14 Registration. I have examined and am familiar with the written Articles of Incorporation dated October 7, 1993 ("Articles of Incorporation"), the Bylaws of the Corporation, the Agreement and such other documents and records deemed relevant. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate for the purposes of this opinion.

      Based upon the foregoing, it is my opinion that:

      1. The Corporation is duly organized and validly existing pursuant to the Articles of Incorporation.

      2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the provisions of the Agreement and the Articles of Incorporation upon receipt of consideration sufficient to comply with the provisions of Article Fourth of the Articles of Incorporation and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

      I consent to your filing this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the states of the United States.

                                    Very truly yours,
                                    FEDERATED SERVICES COMPANY


                                    BY:_/S/ THOMAS J. WARD
                                    TITLE:  Secretary